Exhibit 99.1

Oasys Mobile, Inc. to Restructure Operations under Chapter 11

•	Will continue business as usual

•	Will fund operations, including employee salaries and benefits, and post-petition vendor payments during reorganization process through DIP Financing

Raleigh, North Carolina, (July 19, 2007) - Oasys Mobile, Inc. (OTC BB:OYSM) today announced that to support its ongoing efforts to evolve its business model, the Company has filed a Voluntary Petition under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Oasys Mobile has taken this action after determining that Chapter 11 reorganization is in the best long-term interests of the Company, its employees, customers, creditors, business partners and other stakeholders. The timing of the filing was precipitated by the Company’s inability to pay Senior Secured Debentures held by LAP Summus Holdings, LLC and RHP Master Fund, Ltd., affiliates of Associated Partners, LP (“AP”) and Rock Hill Partners (“RHP”), respectively, in the principal amount of Eight Million Dollars ($8,000,000) which became due on June 30, 2007.

Along with the Voluntary Petition, Oasys Mobile has filed a Plan of Reorganization (“Plan”) that was negotiated with AP and RHP. Pursuant to the Plan, AP and RHP, the existing senior secured creditors, will exchange their secured claims for substantially all of the equity in Oasys Mobile upon its emergence from Chapter 11. Under the Plan, the current shares in the Company will be cancelled, and Oasys Mobile’s stockholders and certain unsecured creditors will be given an interest in a trust, which will be funded by the reorganized Company in the event that certain milestones are reached after the conclusion of the case.

The senior secured creditors have also agreed to provide the Company with a post-petition credit facility to fund the Company’s operations through confirmation of the Plan. The Company, with the support of its senior secured creditors, expects to reorganize and exit Chapter 11 as soon as October 2007.

Oasys Mobile, through a first day motion, will seek immediate authority to draw down on the post-petition credit facility for, among other things, operational needs. Oasys Mobile intends to use the post-petition liquidity to pay employee salaries and benefits, license royalties, post-petition invoices of suppliers and vendors, and to fund other general corporate purposes.

Oasys Mobile expects to continue normal business operations today and throughout the reorganization process. Specifically, it expects to:

•	Continue business as usual;

•
Pay all royalties pursuant to the Company’s existing license agreements (pre-petition and post-petition) and contractual obligations, including those of game developers and certain other service providers (pre-petition and post-petition)

•	Pay vendors, suppliers and other business partners for goods and services provided or incurred post-petition; and,

•	Continue to pay employee wages and salaries, offering the same medical, dental, life insurance, disability and other benefits and to accrue vacation and discretionary time without interruption.

“After considering a wide range of alternatives, it became clear that this course of action was a necessary and responsible step toward preserving Oasys Mobile’s viability as we address our financial challenges and work to secure our future. We are very enthused that AP and RHP have demonstrated their confidence in our business model and plan by agreeing to support the Company’s business and financial needs going forward, and we are very excited about the future,” said Doug Dyer, CEO of Oasys Mobile. “I am confident that with our tremendous talent pool, we will emerge from this process as a stronger, more competitive organization that is well-positioned to respond to and succeed in the ever-changing market place. With our current line-up of licenses, carrier relationships, and world-class developers, we are now looking forward to focusing fully on growing the business and reaching profitability.”

Ted Schell, Managing Partner of Associated Partners noted, “With their products, content partnerships, and distribution capabilities, we are confident in their business prospects. The management team of Oasys Mobile has done a great job of restructuring and restarting the company over the past several quarters, and we are confident in their ability to take the company to profitability and market leadership.”

In recent months, Oasys Mobile has undergone a significant transformation which has resulted in the highest revenue producing quarters in the Company’s history. Management has successfully re-focused Oasys Mobile towards being a game and application publisher and away from its previous direct-to-consumer portal strategy. As a result, operating expenses and subsequent losses have been reduced significantly, and product development efforts have increased along with revenue. Currently, Oasys Mobile has over a dozen new and franchise products in development for release during the remainder of 2007.

In conjunction with today’s filing in U.S. Bankruptcy Court for the District of Delaware, the Company filed a variety of “first day motions” to assume intellectual property licenses and game development agreements; to support its employees, vendors, customers and other stakeholders; to obtain interim financing authority and maintain existing cash management programs; to retain legal, financial and other professionals; to support the Company’s reorganization case; and for other relief.

About Oasys Mobile, Inc.

Oasys Mobile, Inc. is a leading developer, publisher and aggregator of premium mobile games, mobile media applications and services. Oasys Mobile content is distributed through an extensive Carrier network that accounts for 97% of all wireless subscribers in the US. Additionally, Oasys Mobile maintains multiple direct and indirect relationships with international carriers. Through its white-label services, Oasys Mobile also helps Carriers and other content companies expand their customer base by incorporating rich mobile content into their product and brand offerings. For more information, see www.oasysmobileinc.com.

About Associated Partners

Associated Partners is a private investment partnership focusing on investments in communications, media, Internet and related technology companies. Associated is managed by Associated Partners GP, LP, whose principals have extensive experience investing in, advising and operating emerging and established companies in numerous industries, including wireless communications, wireles data and wireless location systems, internet, CATV, local telecommunications, power line communications, and radio.

This press release contains forward-looking statements that involve risks and uncertainties concerning Oasys Mobile's business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Oasys Mobile's annual report on Form 10-K for the year ended December 31, 2006, and in reports subsequently filed by Oasys Mobile with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Oasys Mobile's web site at www.oasysmobileinc.com. Oasys Mobile hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

All trademarks and/or registered trademarks are the property of their respective owners.

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